Exhibit 99.2

TECHTARGET, INC. (TTGT)
FIRST QUARTER 2010 EARNINGS ANNOUNCEMENT
PREPARED REMARKS

TechTarget is posting to its investor website a copy of these prepared remarks in combination with its financial results press release. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, May 10, 2010, at 5:30 pm ET and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Relations section of TechTarget’s website at http://investor.techtarget.com/

Greg Strakosch, CEO, Prepared Remarks

Online revenue grew 14% in Q1 2010 versus a year ago. We are benefitting from an improving IT environment.  More importantly, we are also benefitting from the aggressive investment program that we had during the downturn. We are clearly growing market share.

Our Q2 2010 guidance suggests roughly 15% online growth versus a year ago. Our previous annual guidance for 2010 called for online growth in the low double digits. We are now comfortable raising that annual online growth rate forecast to the mid-teens for 2010.

Since there is significant operating leverage in that model, we are increasing our range for annual adjusted EBITDA margins from 18% - 22% to 19% - 23%.

In regards to face-to-face events, we have three types of events; multi-day conferences, one-day seminars and custom events. We reduced the number of multi-day events from 14 in 2009 to 4 in 2010. Most of the multi-day events that we chose not to run again this year took place in the second half of 2009. We also have reduced our revenue expectations from our one-day seminars, but our formation of a special custom group is resulting in an increase in the number of custom events that we are doing and an increase in revenue from this segment. With the IT market starting to improve and the market share gains we are enjoying with our new custom group, the previous event guidance that we gave forecasting a 20% to 25% decline in event revenue for 2010 is turning out to be too pessimistic. A revenue decline of 15% to 20% is a more appropriate forecast at this time. Our focus on running only the most profitable events will result in event gross margins in the mid-sixties.

Since our last call, we made our third small tuck-in acquisition of 2010. We acquired the BeyeNETWORK, which is a leading site in business intelligence, business analytics and data integration market. The site’s founder, Ron Powell, has joined TechTarget. This is an excellent fit with our Data Management website. While we don’t expect material revenue from these acquisitions in 2010, we are confident that they will contribute to growth in 2011.

I am very excited that we have concluded the CFO search and are adding Jeff Wakely to our Executive Team.  Jeff has 25 years of experience in financial management with technology companies. He is currently the Chief Accounting Officer and VP of Finance at NetScout Systems. When Jeff joined NetScout in 2005, the company had less than $100 million in revenue. In their recently concluded fiscal year, they generated $260 million in revenue. His experience in building a public finance organization that can support that type of growth from a financial management, compliance and business support perspective is exactly what we were looking for.

Jeff will join TechTarget on June 7th.  Eric Sockol’s last day as CFO is May 31st.  I would like to thank Eric for his 10 years of service to TechTarget and his willingness to stay on during the search, allowing us to have a smooth transition.

Eric Sockol, CFO, Prepared Remarks

Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise noted, each percentage represents a year-over-year percentage change showing the applicable quarter of 2010 compared to the comparable quarter of 2009. In addition, these prepared remarks include a discussion on certain non-GAAP financial measures which are provided as a complement to the results provided in accordance with GAAP. We define "non-GAAP operating expenses" as GAAP operating expenses excluding depreciation, amortization, stock-based compensation and certain nonrecurring expenses separately identified. We define "adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation. We define “adjusted net income” as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of the adjustments. We define “adjusted net income per share” as adjusted net income divided by adjusted weighted average diluted shares outstanding.

Revenues

First quarter revenues are as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2010	% of Revenues	2009	% of Revenues	% Change 2010 vs. 2009
Revenues:
Online	$18,561	88%	$16,282	88%	14%
Events	2,482	12%	2,190	12%	13%
Total revenues	$21,043	100%	$18,472	100%	14%

The 14% increase in Q1 2010 online revenues is the first double digit percentage increase since Q3 2008.  The 13% increase in Q1 2010 events revenues is a result of more events held over the comparable prior year period.  For Q1 2010, our top 10 customers accounted for 39% of total revenues. Our Q1 2010 quarterly customer renewal rate for our top 100 customers was 96%.

Gross Profit

First quarter gross profit margin percentages are as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2010	2009	% Change 2010 vs. 2009

Online gross profit margin	76%	70%	6%
Events gross profit margin	65%	51%	14%
Total gross profit margin	74%	68%	6%

The 6% increase in Q1 2010 total gross profit margin percentage was primarily a result of improved operating leverage in both online and events revenues. The 6% increase in online gross margin percentage over the comparable prior year illustrates our strong operating leverage and is the highest online gross margin percentage reported since Q4 2007. Q1 2010 events gross margin percentage was the highest events gross margin percentage reported since Q4 2007 and is primarily a result of the Company’s focus to selectively operate profitable events.

Operating Expenses

Q1 2010 GAAP total operating expenses, excluding depreciation and amortization, increased to $16.6 million compared to $13.5 million for Q1 2009. The portion of stock based compensation expense included in GAAP total operating expenses was $3.3 million and $2.4 million for Q1 2010 and 2009, respectively. Q1 2010 GAAP total operating expenses includes total nonrecurring expenses of $0.7 million; comprised of $0.4 million related to moving our corporate headquarters during Q1 2010 and $0.3 million in professional fees related to the prior year’s investigation previously disclosed. Q1 2009 included $0.2 million of nonrecurring expenses. Q1 2010 GAAP operating expenses by expense category as compared to Q1 2009 are as follows: selling and marketing expenses increased to $8.9 million from $7.5 million, product development expenses increased to $2.2 million from $2.1 million and general and administration expenses increased to $5.5 million from $3.9 million.

Q1 2010 GAAP total operating expenses compared to Q1 2009 increased $3.0 million. The increase is primarily due to  an increase in payroll  related expenses  of  $1.1 million, an increase in stock based compensation expense of $1.0 million, an increase of $0.5 million related to the nonrecurring  expenses,  and an increase of approximately $0.4 million associated with a variety of non-labor corporate expenses, all of which are less than $0.1 million individually.

Q1 2010 non-GAAP operating expenses, excluding depreciation, amortization, stock-based compensation and the nonrecurring expenses previously mentioned are set out in the table below. A reconciliation of GAAP operating expenses to non-GAAP operating expenses is included as part of these prepared remarks.

	Three Months Ended March 31,
(In $000's, unaudited)	2010	2009	$ Change 2010 vs. 2009	% Change 2010 vs. 2009
Non-GAAP Operating expenses:
Selling and marketing	$6,984	$6,188	$796	13%
Product development	2,024	1,950	74	4%
General and administrative	3,615	2,835	780	26%
Total non-GAAP operating expenses	$12,623	$10,973	$1,650	15%

Non-GAAP Q1 2010 selling and marketing expenses increased 13% annually and 3%  sequentially compared to Q1 2009 and  Q4 2009, respectively. The increases are primarily due to additional compensation expense as a result of increases in headcount, both international and domestic, as well as higher commissions earned in Q1 2010 as a result of revenue growth.

 Net Loss and Net Loss Per Share

First quarter net loss and net loss per share are as follows:

	Three Months Ended March 31,
(In $000's, except per share amounts, unaudited)	2010	2009	% Change 2010 vs. 2009

Net loss	$(2,340)	$(2,308)	(1%)

Net loss per share	$(0.06)	$(0.06)	-

Adjusted EBITDA

First quarter adjusted EBITDA excluding the nonrecurring expenses previously mentioned are as follows:

	Three Months Ended March 31,
(In $000's, unaudited)	2010	Adj EBITDA Margin	2009	Adj EBITDA Margin	% Change 2010 vs. 2009

Adjusted EBITDA	$3,134	15%	$1,789	10%	75%

The increase in Q1 2010 adjusted EBITDA and adjusted EBITDA margin is primarily attributable to revenue growth and the high incremental operating leverage of our business model.   Q1 2010 is our twenty-fourth consecutive quarter of adjusted EBITDA profitability.

Adjusted Net Income and Adjusted Net Income per Share

First quarter adjusted net income and adjusted net income per share are as follows:

	Three Months Ended March 31,
(In $000's, except per share amounts, unaudited)	2010	2009	% Change 2010 vs. 2009

Adjusted net income	$990	$594	67%

Adjusted net income per share	$0.02	$0.01	100%

Balance Sheet Highlights

Our balance sheet and financial position remain strong. As of March 31, 2010, our cash and investments totaled $81.6 million and the company has no outstanding bank debt.

Don Hawk, President, Prepared Remarks

Our results in the first quarter were very encouraging on a number of fronts.  Clearly, we’re beginning to see a modest improvement in the spending patterns of our customer base, and our business will benefit as the spending environment continues to improve.  More importantly, however, we’re starting to see evidence of tangible benefit from the investments we’ve made during the downturn, both with regard to our core delivery capabilities, as well as our more recent growth-related investments.  As we’ve mentioned previously, it’s our experience that a downturn can be a strong catalyst for growth.   We’ve viewed this downturn as an opportunity for us to further strengthen our competitive position and scalability, so that our growth will not just mirror an overall recovery, but actually outpace it.   Our Q1 results and Q2 outlook give us reason to think that premise is starting to become a reality.

For a number of quarters now, we’ve been talking about the differences we’re seeing in spending patterns between our largest accounts, our mid-sized accounts, and our smaller spenders.  The news here in Q1 was very encouraging, as we saw year-over-year online growth from all three of these spending segments for the first time since the downturn began.   We continue to have a positive story with the dozen or so largest spenders in the market, which again delivered double-digit year-over-year growth.  You may recall that our spending with these accounts remained very strong even during the downturn, so our Q1 growth was off a strong Q1 2009 comparable.   At the other end of the spectrum, we also saw a return to year-over-year growth for our smaller spenders – essentially, spenders outside of our top 100 accounts.   We still have some ground to cover with these types of accounts before we’ll declare victory, but we’re making steady progress as some level of confidence returns to their marketing spend.

The biggest headline for us out of Q1, however, was related to our mid-sized accounts – our top 100 online spenders excluding the dozen largest vendors in the market – which both on a percentage and actual dollars basis was our biggest source of year-over-year growth.   We see this as an important indicator for a number of reasons.  These are accounts whose spend is focused on targeted lead generation, and accounts that historically have been our primary online growth drivers.  During the downturn, we saw many of these accounts pull back on their overall marketing budgets, and because lead generation was already a big part of their marketing mix, their business with us took a hit.  Although the marketing budget situation for these accounts is modestly better now than it was in 2009, there’s still a great degree of caution – accompanied by an even greater level of scrutiny on the effectiveness of the spend.   In this context, our offerings are resonating, because during the downturn we focused our efforts on initiatives that support the core objectives of these accounts, namely that they want to reach very specific audiences to support product initiatives, and as their budgets return they will be looking to do business with providers that can help them scale their spend effectively.  During the downturn, we remained very aggressive on new site launches and content creation, so our editorial alignment and audience story has never been stronger.  We also placed a lot of emphasis on initiatives like activity-based intelligence – our ability to mine our registered users interactions with us to improve the relevance of our promotions and the quality of our leads for vendors – that have increased our delivery capabilities substantially.   The growth that we saw in these mid-sized accounts in Q1 went beyond the overall level of recovery that we’re seeing in the markets that we serve, which we take as evidence that our investments during the downturn are allowing us to benefit disproportionately as budgets return.

Looking at the online business from the media group and product perspectives also supports this premise.  On the media group front, put simply, in Q1 our strong markets from last year got stronger, and some of the markets that have been hamstrung by the downturn showed strong signs of progress.  Data center and virtualization were the strongest areas of year-over-year growth, and these are markets that held up well during the downturn and in which we’re invested heavily in content to establish a clear competitive advantage.  As we’ve mentioned previously, the media groups where the downturn had the biggest impact are in markets where the end-user purchase rationale was discretionary or easily deferrable.  While the end-user spending and corresponding marketing budgets in these markets have not yet fully recovered, we’re starting to see growth in these media groups based on our ability to help our customers find the spenders that do exist.   Security and networking, for example, both had very strong online growth rates in Q1.  These are two groups that have a high concentration of market-specific mid-sized accounts where our story and capabilities are resonating.

From the online product standpoint, the strongest area of growth was in our core white paper lead generation offering, which is consistent with the types of accounts where we saw growth, and with the emphasis we’ve placed on our activity intelligence capabilities.  Knowing exactly what our registered users are interested in based on their interactions on our sites is improving our users’ experience by increasing the relevancy of our communications with them, and it’s improving the experience of our advertisers by making their programs more effective in reaching their desired result, and in gaining a better understanding of the quality of their leads.

It’s worth noting that the three areas of long-term growth investment that we referenced in last quarter’s call – our international initiatives, custom media, and our launch into the healthcare market – are all off to great starts in 2010.  Their growth is more heavily weighted towards the back half of the year, and 2011 and beyond, which we believe bodes well for our ability to continue to show strong growth even as our year-over-year comparable periods begin to reflect an improving environment.   We’re pleased with our initial progress on all three fronts.  Our international initiative is growing significantly faster than the overall online business, and we’re seeing increased sales traction against our EMEA-based offerings in particular.   Through Q1, we’ve booked direct international orders with four times the number of advertisers as we did in Q109, and we’ve seen a three-fold increase in the number of advertisers running native language programs with us.  On our Healthcare launch, we have already booked business with over 20 advertisers, and have had early success on our initial lead generation programs.  And we’re getting a lot of interest around our custom media offerings, particularly an offering that we’ve been beta testing with selected large customers that allows us to do very sophisticated post-lead follow up and cultivation.  Combined with our activity intelligence capabilities, we’re seeing a potential opportunity to help our customers make more productive use of the leads that we generate for them which ultimately is the best driver of our success.

In closing, while the first quarter of last year was clearly the depth of the downturn, we think there’s more going on here than just getting the benefit of a favorable comparable period.  Our growth rate will continue to be influenced by the pace of an overall recovery, but we’re encouraged by the fact that our Q1 results and Q2 outlook seem to indicate that we’re trending ahead of that recovery.  The acceleration of our core business, combined with some of the long-term growth initiatives we’re pursuing, should return us to the historical growth rates we expect to produce at TechTarget.

Financial guidance

In the second quarter of 2010, the Company expects total revenues to be within the range of $24.3 million to $25.3 million; online revenues within the range of $20.1 million to $20.9 million; events revenues within the range of $4.2 million to $4.4 million; and adjusted EBITDA to be within the range of $5.0 million to $5.8 million.

In the Company’s previous prepared remarks, issued on March 10, 2010, it was stated that online growth for 2010 was expected be in the low double digits; the Company is now providing guidance that its online growth rate for 2010 is expected to be in the mid-teens. Additionally, the Company stated in its March 10 prepared remarks that it expected 2010 event revenue to decline 20-25% from last year; the Company is now decreasing the expected decline in events revenue to be only 15-20%. Based on the foregoing revised guidance, the Company is now increasing its previously stated expectation regarding the range for annual adjusted EBITDA margins from 18% - 22% to 19% - 23%.

Summary

We are very optimistic for two reasons about the rest of 2010 and 2011. The investments we made to gain market share during the downturn are starting to pay off and the IT environment is improving. Both of these started to play out in Q1 and that is why we are comfortable increasing our forecasts for online growth, event revenue and adjusted EBITDA Margin.

Non-GAAP Financial Measures

This prepared remarks and the accompanying tables include a discussion of non-GAAP operating expenses, adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term “ non-GAAP operating expenses refers to a financial measure that we define as GAAP operating expenses excluding depreciation, amortization, stock-based compensation and  certain nonrecurring  expenses separately identified. The term "adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation.  The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of non-GAAP operating expenses, adjusted EBITDA,  adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe non-GAAP operating expenses, adjusted EBITDA, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors.  Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business.  Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading "Risk Factors" and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

TECHTARGET, INC.
Consolidated Balance Sheets
(in $000's)

	March 31, 2010	December 31, 2009
Assets	(Unaudited )
Current assets:
Cash and cash equivalents	$17,491	$20,884
Short-term investments	56,291	50,496
Accounts receivable, net of allowance for doubtful accounts	18,360	16,623
Prepaid expenses and other current assets	1,991	1,929
Deferred tax assets	2,204	2,399
Total current assets	96,337	92,331

Property and equipment, net	5,653	3,760
Long-term investments	7,810	11,177
Goodwill	89,293	88,958
Intangible assets, net of accumulated amortization	12,087	12,528
Deferred tax assets	5,739	5,182
Other assets	148	127

Total assets	$217,067	$214,063

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,497	$3,106
Accrued expenses and other current liabilities	1,472	2,910
Accrued compensation expenses	1,191	808
Income taxes payable	-	398
Deferred revenue	9,182	8,402
Total current liabilities	16,342	15,624

Long-term liabilities:
Other liabilities	1,821	575
Total liabilities	18,163	16,199

Commitments and contingencies	-	-

Stockholders' equity:
Common stock	43	42
Additional paid-in capital	236,989	233,555
Warrants	2	2
Accumulated other comprehensive (loss) income	(47)	8
Accumulated deficit	(38,083)	(35,743)
Total stockholders' equity	198,904	197,864

Total liabilities and stockholders' equity	$217,067	$214,063

TECHTARGET, INC.
Consolidated Statements of Operations
(in $000's, except share and per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenues:
Online	$18,561	$16,282
Events	2,482	2,190
Total revenues	21,043	18,472

Cost of revenues:
Online (1)	4,536	4,880
Events (1)	864	1,081
Total cost of revenues	5,400	5,961

Gross profit	15,643	12,511

Operating expenses:
Selling and marketing (1)	8,913	7,516
Product development (1)	2,185	2,081
General and administrative (1)	5,495	3,919
Depreciation	525	536
Amortization of intangible assets	1,135	1,215
Total operating expenses	18,253	15,267

Operating loss	(2,610)	(2,756)

Interest income (expense), net	107	(110)

Loss before benefit from income taxes	(2,503)	(2,866)

Benefit from income taxes	(163)	(558)

Net loss	$(2,340)	$(2,308)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	42,479,994	41,754,131

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenue	$88	$234
Cost of events revenue	$26	$17
Selling and marketing	$1,929	$1,328
Product development	$161	$131
General and administrative	$1,225	$893

TECHTARGET, INC.
 Reconciliation of operating expenses to non-GAAP operating expenses
 (in $000’s)

	For the Three Months Ended March 31,
	2010	2009
	(Unaudited)

Total operating expenses	$18,253	$15,267
Stock-based compensation expense	(3,315)	(2,352)
Depreciation	(525)	(536)
Amortization of intangibles assets	(1,135)	(1,215)
Professional fees related to prior year restatement of prior
periods and investigation of improper accounting practice	(269)	(191)
Moving expenses to new corporate headquarters	(386)	-
Total non-GAAP operating expenses	$12,623	$10,973

	For the Three Months Ended March 31,
	2010	2009
	(Unaudited)

Selling and marketing expenses	$8,913	$7,516
Stock-based compensation expense	(1,929)	(1,328
Non-GAAP selling and marketing expenses	$6,984	$6,188

	For the Three Months Ended March 31,
	2010	2009
	(Unaudited)

Product development expenses	$2,185	$2,081
Stock-based compensation expense	(161)	(131)
Non-GAAP product development expenses	$2,024	$1,950

	For the Three Months Ended March 31,
	2010	2009
	(Unaudited)

General and administrative expenses	$5,495	$3,919
Stock-based compensation expense	(1,225)	(893)
Professional fees related to prior year restatement of prior
periods and investigation of improper accounting practice	(269)	(191)
Moving expenses to new corporate headquarters	(386)	-
Total non-GAAP general and administrative expenses	$3,615	$2,835

TECHTARGET, INC.
Reconciliation of Net Loss  to Adjusted EBITDA
(in $000's)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)

Net loss	$(2,340)	$(2,308)
Interest income (expense) , net	107	(110)
Benefit from income taxes	(163)	(558)
Depreciation	525	536
Amortization of intangible assets	1,135	1,215
EBITDA	(950)	(1,005)
Stock-based compensation expense	3,429	2,603
Adjusted EBITDA	$2,479	$1,598

TECHTARGET, INC.
Reconciliation of Net Loss to Adjusted Net Income and
Net Loss  per Diluted Share to Adjusted Net Income per Share
(in $000's, except share and per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)

Net loss	$(2,340)	$(2,308)
Amortization of intangible assets	1,135	1,215
Stock-based compensation expense	3,429	2,603
Impact of income taxes	1,234	916
Adjusted net income	$990	$594

Net loss per diluted share	$(0.06)	$(0.06)
Weighted average diluted shares outstanding	42,479,994	41,754,131

Adjusted net income per share	$0.02	$0.01
Adjusted weighted average diluted shares outstanding	44,572,840	43,465,245
Options, warrants and restricted stock, treasury method included
in adjusted weighted average diluted shares above	2,092,846	768,068
Weighted average diluted shares outstanding	42,479,994	41,754,131

TECHTARGET, INC.
Financial Guidance for the Three Months Ended June 30, 2010
(in $000's)

	For the Three Months Ended June 30, 2010
	Range

Revenues	$24,300	$25,300

Adjusted EBITDA	$5,000	$5,800
Depreciation, amortization and stock-based compensation	5,113	5,113
Interest income, net	115	115
Provision for income taxes	607	937
Net loss	$(605)	$(135)